EXHIBIT (a)(3)


              MID-WISCONSIN FINANCIAL SERVICES, INC.

                    OFFER TO PURCHASE FOR CASH

              up to 93,045 Shares of its common stock
                                at
                    a price of $27.50 per share



                                        December 14, 1998

 To Brokers, Dealers, Commercial
    Banks, Trust Companies and
    Other Nominees:

     We are enclosing the material listed below relating to the offer of Mid-Wisconsin Financial Services, Inc., a Wisconsin corporation (the "Company"), to purchase up to 93,045 shares of its common stock, par value $.10 per share (the "Shares"), at a price of $27.50 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 14, 1998 (the "Offer to Purchase"), and in the related Transmittal Form (which together constitute the "Offer").

     Certificates representing Shares tendered and not purchased because of proration will be returned at the Company's expense. The
 Company reserves the right, in its sole discretion, to purchase more than 93,045 Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of shares being tendered, but is subject to certain other conditions set forth in section 6 of the Offer to Purchase.

     We are asking you to contact your customers for whom you hold Shares registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your customers.

     For your information and for forwarding to your customers for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   The Offer to Purchase;

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     2.   The Transmittal Form for your use and for the information of your customers;

     3.   A  letter to shareholders of the Company;
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     4.   A letter that may be sent to your customers for whose accounts you hold Shares registered in your name or in the name of your nominee, with a form for obtaining such customers' instructions with regard to the Offer; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

     WE URGE YOU TO CONTACT YOUR CUSTOMERS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, provided the transaction is with the registered holder. See Item 5 of the Offer to Purchase.
 Please note that nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of the Company or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

     In order to take advantage of the Offer, a duly executed and properly completed Transmittal Form and any other required documents should be sent to the Company with the certificate(s) representing the tendered Shares in accordance with the instructions set forth in the Transmittal Form and the Offer to Purchase.

     Additional copies of the enclosed materials and any questions or requests for assistance may be directed to the Company, telephone number 800-643-9472.

                                      Very truly yours,

                                      GENE C. KNOLL
                                      Gene C. Knoll
                                      President and CEO

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